EXHIBIT 99.1

For More Information contact:
James Oliviero
KSW, Inc.
(718) 340-1409
joliviero@ksww.com

FOR IMMEDIATE RELEASE

KSW REPORTS
2010 PROFITS AND REVENUE

Long Island City, New York—March 10, 2011-KSW, Inc. (NASDAQGM: KSW) today reported preliminary year end financial results for 2010.

Net income for 2010 was $1,968,000, or $.31 per share (basic and diluted), compared to 2009 net income of $1,270,000, or $.20 per share (basic and diluted).

Revenue in 2010 was $76,294,000, as compared to $64,494,000 in 2009.

As of December 31, 2010, the Company’s backlog was approximately $64,000,000, as compared to $121,500,000 as of December 31, 2009.  This backlog does not include the recently awarded United Nations Chiller Plant Project, valued at approximately $14,100,000, with add alternates, at the Owner’s option, which could increase the contract by an additional $1,000,000.

Chairman of the Board, Floyd Warkol, commented:  “Recently, we have seen an increase in activity in the private sector, and we have been asked to review a number of new projects in various stages of development. We will continue to pursue these opportunities, as well as opportunities in the public sector, during 2011”.

About KSW

KSW, Inc., through its totally-owned mechanical subsidiary KSW Mechanical Services, Inc., furnishes and installs heating, ventilating and air conditioning (HVAC) systems and process piping systems for institutional, industrial, commercial, high-rise residential and public works projects.  KSW Mechanical Services, Inc. also acts as trade manager on larger construction projects, such as Mount Sinai Center for Science and Medicine.

Safe Harbor Statement

Certain statements contained in this press release are not historical facts, and constitute “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995).  These forward looking statements generally can be identified as statements that include phrases such as “believe”, “expect”, “anticipate”, “intend”, “plan”, “foresee”, “likely”, “should”, “will” or other similar words or phrases.  Such forward-looking statements concerning management’s expectations and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements.  Such risks, uncertainties, and other important factors that could cause actual results to differ materially from expectations of the Company include, among others, the outcome of the year end audit, and further internal review of the Company’s historical financial statements. All written and oral forward-looking statements of or attributable to the Company or persons acting on behalf of the Company are qualified in their entirety by such factors.  The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Visit our website at www.kswmechanical.com.